EX-FILING FEES

Calculation of Filing Fee Tables

Amendment to Schedule TO-I (Form Type)

YieldStreet Alternative Income Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fee to Be Paid	$3,831,627	(1)	0.014760%	$565.55	(2)
Fees Previously Paid	$3,776,209			$557.37	(2)
Total Transaction Valuation	$3,831,627	(1)
Total Fees Due for Filing				$565.55	(2)
Total Fees Previously Paid				$557.37	(2)
Total Fee Offsets				--
Net Fee Due				$8.18

(1)	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 407,222 shares of common stock, par value $0.001 per share, of YieldStreet Alternative Income Inc. (the “Fund”), at a price equal to $9.27, which represents the Fund’s net asset value per share as of November 8, 2023, and is used for purposes of calculating the estimated aggregate maximum purchase price for shares.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024, equals $147.60 per million dollars of the value of the transaction.